Exhibit 99.1

FOR IMMEDIATE RELEASE                                          November 16, 2006

                     Almost Family Announces Acquisition of
                       Mederi, Inc.'s Home Health Agencies

Louisville, KY - LOUISVILLE, Ky., Nov. 16 -- Almost Family, Inc. (NASDAQ: AFAM) today announced an agreement to acquire the assets of all the Medicare-certified home health agencies owned and operated by Mederi, Inc., one of Florida's oldest and best-known home health care organizations. Coconut Grove, Fl.-based Mederi operates 21 agency locations in Florida (16), Missouri (2) and Illinois (3).

Company Comments on Acquisition
"We are very pleased to welcome the employees and patients of Mederi, and we are extremely excited about this acquisition" said William B. Yarmuth, chairman and chief executive officer of Almost Family. "Mederi has a three decade long history of stability and high-quality patient care. Combining Mederi with our Caretenders Visiting Nurse (VN) operations will bring the best of both companies to the communities we serve."

Strategic Achievements
Yarmuth continued: "This transaction marks several strategic achievements for Almost Family. With this acquisition we are passing the $100 million revenue mark. Our VN segment on a combined pro-forma basis would account for two-thirds of our consolidated revenue which we have previously stated is one of our strategic objectives. Finally, we have substantially increased our presence in Florida, where we believe we are one of the largest home health providers in the state, and added Missouri and Illinois to our geographic footprint. On a combined basis following integration of the transaction we expect to be operating in 73 branch locations in 9 states."

Terms of the Transaction
The agreement calls for an initial purchase price of approximately $19 million consisting of $13 million cash, $4 million in a note payable and 100,000 shares of Almost Family common stock (restricted). Additional consideration of up to $5.5 million in cash may be paid to the seller contingent primarily upon the achievement of certain revenue targets in the two years following the closing. The cash portion of the transaction will be funded from borrowings available on the Company's existing senior credit facility with JP Morgan Chase Bank, NA. Subject to usual and customary closing conditions, the transaction is expected to close Dec. 3, 2006.



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Financial Implications
In the 12 months ended September 30, 2006, the agencies being acquired reported $24.6 million in revenue and $3.5 million in pre-tax agency-level operating income (unaudited, before corporate overhead). Based upon its integration plan which calls for the combination of 8 Mederi locations with Caretenders locations in overlapping service territories, the Company expects to eliminate approximately $850,000 of agency level costs, net of additional corporate management costs annually. Based on current interest rates, the interest cost on funds used to finance the transaction would total $1.5 million annually.

For the twelve months ended September 30, 2006, Almost Family has reported $84.8 million in revenue, $6.1 million in pretax income and $3.9 million in net income from continuing operations. During that period, the Company had 2.662 million average shares outstanding for diluted earnings purposes and reported $1.46 diluted earnings per share from continuing operations. Almost Family's reported results for the twelve months ended included only partial results for previously announced acquisitions of home health agencies in April 2006 (Ocala FL), June 2006 (Birmingham AL) and September 2006 (Ft. Lauderdale FL).

About Mederi Home Health Care
Mederi, a Medicare certified home health agency, was founded in 1973 to provide more advanced health care to homebound patients. Recognized as one of the first home health care agencies in the state of Florida, Mederi has grown into a network of 16 community-based offices in Florida and five branches in Missouri and Illinois. Mederi offers physician-referred patients comprehensive home health care services such as: registered nursing, specialty nursing, physical therapy, speech therapy, occupational therapy, nutritional guidance and home health aide services.

About Almost Family
Almost Family, Inc., founded in 1976, is a leading regional provider of home health nursing services, with branch locations in Florida, Kentucky, Ohio, Connecticut, Massachusetts, Alabama and Indiana (in order of revenue significance). Almost Family, Inc. and its subsidiaries operate a Medicare-certified division under the Caretenders trade name and a personal care division under the Almost Family name. Altogether, Almost Family operates 60 branch locations in 7 U.S. states.

Contact: William Yarmuth or Steve Guenthner (502) 891-1000.

All statements, other than statements of historical facts, included in this news release, including the objectives and expectations of management for future operating results, the Company's ability to accelerate growth in its home health operations, the Company's ability to achieve expected cost savings net of incremental overhead post-acquisition, the ultimate outcome of the Company's allocation of purchase price to amortizable intangible assets, the Company's ability to generate positive cash flows, and the Company's expectations with regard to market conditions, are forward-looking statements. These forward-looking statements are based on the Company's current expectations. Although the Company believes that the expectations expressed or implied in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.
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Because forward-looking statements involve risks and uncertainties, the
Company's actual results could differ materially. The potential risks and uncertainties which could cause actual results to differ materially include: regulatory approvals or third party consents may not be obtained, the impact of further changes in healthcare reimbursement systems, including the ultimate outcome of potential changes to Medicaid reimbursement due to state budget shortfalls; the ability of the Company to maintain its level of operating performance and achieve its cost control objectives; changes in our relationships with referral sources; the ability of the Company to integrate acquired operations; government regulation; health care reform; pricing pressures from Medicare, Medicaid and other third-party payers; changes in laws and interpretations of laws relating to the healthcare industry, and the Company's self-insurance risks. For a more complete discussion regarding these and other factors which could affect the Company's financial performance, refer to the Company's Securities and Exchange Commission filing on Form 10-K for the year ended December 31, 2005, in particular information under the headings "Special Caution Regarding Forward-Looking Statements" and "Risk Factors." The Company disclaims any intent or obligation to update its forward-looking statements.